Exhibit 10.2

DEBENTURE – FLOATING CHARGE

THIS DEBENTURE – FLOATING CHARGE (this “Debenture”) is made and entered into as of December 9, 2020 (the “Effective Date”) by and among On Track Innovations Ltd., a company incorporated under the laws of the State of Israel, having its principal executive offices at Hatnufa 5, Yokneam Industrial Zone, Box 372, Yokneam 2069200, Israel (the “Company”) and the Lender(s) (as defined under the Loan Agreement).

WHEREAS, the Company and the Lender(s) entered into that certain Loan Financing Agreement, dated as of the same date herewith, 2020 (the “Loan Agreement”);

WHEREAS, in order to secure the full and punctual payment and performance when due of the Secured Liabilities (as defined below), the Company has agreed to charge and pledge, by way of a first ranking (subject only to the Company Permitted Security Interests (as defined under Appendix D-1 of the Loan Agreement)) floating charge, all of the Company’s assets, in favour of the Lender(s), in accordance with the terms hereof;

WHEREAS, the Lead Lender (as such term defined under the Loan Agreement) is the Controlling Shareholder of the Company (as such term is defined under the Israeli Companies Law, 5759-1999, as amended), and accordingly this Debenture is structured so it meets the requirements of Regulation 1(5) to the Companies Regulations (Reliefs – Interested Party Transactions) 5760-2000, as amended (the “Reliefs Regulations”); and

WHEREAS, the Audit committee of the Company and the Board of Directors of the Company have each determined that the provisions of this Debenture are in accordance with Regulation 1(5) of the Reliefs Regulations and in particular that the entering into this Debenture is in the best interest of the Company.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and intending to be legally bound, the Lender(s) and the Company agree as follows:

1.	Definitions. Capitalized terms not defined herein shall have the meaning ascribed thereto in the Loan Agreement.

2.	Nature of the Debenture.

2.1	Secured Liabilities. This Debenture and the Security Interests (as defined below) created hereby are made to secure the full and punctual payment of sums due and to become due to the Lender(s) from the Company in connection with the Loan Agreement, including, without limitation, in connection with the Company’s obligations pursuant to the Loan Agreement or any amendment thereof, whether due from the Company alone or jointly with others, whether the Company may have incurred or shall incur liability with respect thereto in the future, as obligor and/or as guarantor and/or as endorser or otherwise, now due or becoming due in the future, which are payable prior to the realisation of the collateral security to which this Debenture is applicable or subsequent thereto, whether due absolutely or contingently, directly or indirectly, unlimited in amount, together with interest, commissions, charges, fees and expenses of whatever nature, including costs of realising the collateral security, lawyers’ fees, insurance, stamp duty and any other payments specified in this Debenture and together with any nature of linkage differences due and becoming due from the Company to the Lender(s) in any manner whatsoever in respect of linked principal and interest and any other linked sum (all such amounts, the “Secured Liabilities”).

2.2	Prepayment. Except as specifically permitted under the Loan Agreement, including Section 4.1 thereto, the Lender(s) may decline to accept any prepayment of the Secured Liabilities or pay part thereof prior to the date of maturity thereof, and the Company shall not be entitled to redeem all or any of the Pledged Assets by discharging the Secured Liabilities and/or any part thereof prior to their prescribed maturity dates. Neither the Company nor any person having a right liable to be affected by the pledges and charges hereby created or the realisation thereof shall have any right under Section 13(b) of the Pledge Law, 5727-1967 (the “Pledges Law”), or any other statutory provisions in substitution therefor.

3.	Security.

3.1	Floating Charge. As collateral security for the full and punctual payment or performance when due (whether at stated maturity, acceleration or otherwise) of the Secured Liabilities by the Company, the Company hereby, absolutely and unconditionally charges and pledges in favour of the Lender(s) and their successors, by way of first ranking (subject only to the Company Permitted Security Interests) floating charge and pledge all of the Company’s property, assets and rights, now or at any time belonging to or acquired by the Company, and the profits and benefits derived therefrom, including without derogating from the generality of the aforementioned, the property, assets and rights set forth below (hereinafter jointly and severally, the “Pledged Assets”):

a)	all of the Company’s rights, titles and interests in and to all of its present and future tangible and intangible assets, properties, rights and interests of any kind, whether contingent or absolute, including, without limitation, the assets as detailed in Appendix A attached hereto;

b)	all present and future rights to compensation, indemnity, insurance proceeds, warranty or guaranty accruing to the Company by reason of the loss of, damage to or expropriation of, or any other event or circumstance with respect to, such Pledged Assets and all proceeds and benefits deriving from such Pledged Assets as listed in Section 3.1a) above (including, without limitation, those received upon any collection, exchange, sale or other disposition of such Pledged Assets and any property into which such Pledged Assets are converted, whether cash or non-cash);

c)	all present and future rights, claims and remedies of the Company under and in respect of (i) all contracts and policies of insurance executed and/or issued in relation to the Pledged Assets, from time to time; (ii) all payments to the Company in relation to sub-section (i) above; and (iii) all claims, rights and remedies of the Company arising from sub-sections (i) and/or (ii) above (collectively, the “Insurances”) and any monies paid or payable pursuant thereto whether held in or for the benefit of any trust or other account relative thereto or otherwise; and

d)	all present and future rights, claims and remedies of the Company under and deriving from the Property Tax and Compensation Fund Law, 5721-1961, as in force from or at any relevant time, and under any other applicable law arising in connection with the Pledged Assets.

In addition, to the extent required by applicable law to create and perfect a first ranking floating charge over the Pledged Assets specified in Section 3.1(b)-(d) above, the Company also assigns such Pledged Assets to the Lender(s) by way of first ranking floating charge and pledge.

For the avoidance of doubt, the Pledged Assets shall include the Intellectual Property as defined in Appendix A of this Debenture. However, since a certain portion of the Intellectual Property was funded by the Israeli Innovation Authority (the “IIA” and the “Funded IP”, respectively), the charges and pledges of such Funded IP in favour of the Lender(s) hereunder, shall be subject to the approval of the IIA, and this Debenture shall be deemed to apply to such Funded IP only following the IIA’s approval. In addition, the realization of charges and pledges with respect to Funded IP shall be in accordance with provisions of the Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984 (the “Innovation Law”), and the applicable procedures of the IIA.

3.2	First Ranking. The Company specifically acknowledges that, subject only to the Company Permitted Security Interests, all of the Security Interests created by the Company under Section 3 of this Debenture shall rank in priority to any other Security Interests created by the Company.

For the purposes hereof, “Security Interest” shall mean (i) any mortgage, charge, pledge, lien, hypothecation, assignment by way of security, security interest, title retention or other encumbrance of any kind securing, or any right securing, any obligation of any person, or any other agreement or arrangement having a similar effect; (ii) any arrangement under which moneys or claims to, or the benefit of, a bank or other account, may be set-off or made subject to a combination of accounts so as to affect payments of sums owed or payable to any person; and/or (iii) any other type of preferential arrangement having similar effect.

4.	Preservation of Security.

4.1	Continuing Security. The Company declares and agrees that the Security Interests created by this Debenture and the powers conferred hereto, shall not be prejudiced or affected by any other agreement between the Company and the Lender(s). The Security Interests created by this Debenture shall remain in force as continuing security for the payment and discharge of the Secured Liabilities and shall remain in full force notwithstanding any settlement of account or any other act, event or matter whatsoever, and, shall be released and discharged upon the full and final payment of the Secured Liabilities. The Lender(s) shall not be bound to enforce any other Security Interests before enforcing the Security Interests created by this Debenture. To the extent that the Company or any third party on behalf of the Company makes a payment to the Lender(s), or the Lender(s) enforce any Security Interest or exercise any right of set-off and such payment or the proceeds of such enforcement or set-off or any part thereof are subsequently avoided or declared by a competent court to be fraudulent or required to be repaid or refunded or reduced by virtue of any applicable law relating to insolvency, administration, receivership, liquidation or similar proceedings, then, the Secured Liabilities or any part thereof originally intended to be satisfied, and this Debenture and all Security Interests, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment was not made or such enforcement or set-off did not occurred.

4.2	Security Interest Absolute. Neither the liability of the Company under this Debenture nor the rights, powers and remedies conferred upon the Lender(s) in respect of the Company under this Debenture, shall be affected, prejudiced or waived by any act, event, omission, circumstance, matter or thing which, whether or not known to the Company or the Lender(s) is (without limitation): (i) any waiver, release, consent, or other indulgence granted to, agreed to be granted to, or composition, compromise or arrangement with any other person; (ii) any failure to exercise any right or remedy under this Debenture, the Loan Agreement and any other Transaction Document; (iii) a single or partial exercise of any right under this Debenture, the Loan Agreement and any other Transaction Document, or of any other right or remedy; (iv) incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of, the Company or any other person; (v) any amendment or variation (however fundamental), restatement or replacement of this Debenture, the Loan Agreement, Transaction Document, any agreement between the Lender(s) and the Company or any third party or any other document or instrument from time to time entered into between the Company or any third party and the Lender(s); (vi) any variation (however fundamental), waiver or release of any Secured Liability, or any other amendment or waiver of or under any agreement between the Lender(s) and the Company, the Pledged Assets or any document related thereto; or (vii) any unenforceability, illegality or invalidity of any obligation of the Company or any other person under this Debenture, the Loan Agreement, any Transaction Document or any other document or security, provided however, that any unenforceable, illegal or invalid obligation of the Company under this Debenture, shall be replaced by an enforceable, legal and valid obligation to the same, or the nearest possible equivalent effect; or (viii) any other fact, circumstance, act, event or omission, whether or not similar to any of the foregoing, which would or might otherwise discharge, release, affect or prejudice any of the obligations of the Company contained herein or any of the rights, powers or remedies conferred upon the Lender(s) by this Debenture or by law.

4.3	Liability of the Company. Notwithstanding anything to the contrary contained in this Debenture, the Company shall remain liable to the performance and observance of all of the terms and obligations relating to or constituting the Secured Liabilities or the Pledged Assets. Neither the Lender(s) nor any Receiver (as defined below) shall be under any obligation or liability with respect to the Secured Liabilities or the Pledged Assets by reason of or arising out of this Debenture. Neither the Lender(s) nor any Receiver shall be required in any manner to perform or fulfil any of the obligations of the Company in respect of the Secured Liabilities or the Pledged Assets, or to make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or take any action or to collect any amount or enforce any right or remedy hereunder. The rights and remedies of the Lender(s) and any Receiver provided by the pledges created under this Debenture are cumulative and are not exclusive of any rights or remedies provided by any applicable law. The exercise by the Lender(s) of any of the rights or remedies under this Debenture shall not release the Company from any of its liabilities or obligations under any agreement between the Lender(s) and the Company; in particular, the application of the Pledged Assets to satisfy part of the Secured Liabilities shall not release the Company from its obligation to pay and perform the unsatisfied part of the Secured Liabilities.

5.	Company’s Representations and Warranties.

The Company hereby represents and warrants to the Lender(s) that:

5.1	The Company has full power and authority to consummate the transactions contemplated hereunder. Except as detailed in Section 3.1 above with respect to the Funded IP, no consents, authorizations or approvals of any kind of any governmental authority or other third party are required in connection with the execution or performance of this Debenture by the Company, or such consents have been obtained.

5.2	The consummation of the transactions contemplated hereunder by the Company do not violate the provisions of the Articles of Association of the Company, or any applicable law, and shall not result in any breach of, or constitute a default under, any agreement or instrument to which the Company is a party or under which it is bound. The execution and performance of this Debenture by the Company have been duly authorized by all necessary actions, and this Debenture have been duly executed and delivered by the Company. This Debenture is valid and binding upon the Company and enforceable in accordance with its terms.

5.3	The execution and performance of this Debenture by the Company shall not (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in this paragraph, or to any of the properties of the Company; or (b) otherwise require the consent or approval of any person or entity.

5.4	All authorisations required in connection with the entry into, performance, validity and, subject to the registration of this Debenture and the Security Interests with the Israeli Registrar of Companies to be made as soon as practicable following the date hereof, enforceability of this Debenture and the transactions contemplated hereby have been obtained or effected and are (and with respect to registration and the IIA approval as detailed in Section 3.1 above, shall be) in full force and effect and no steps have been taken to revoke or cancel any authorisation obtained or effected. The Company undertakes to file the Security Interests created hereby for registration with the Israeli Companies Registrar within 21 days from the date hereof, as provided under Israeli law.

5.5	The Security Interests created hereby constitute a legal, valid and binding, first ranking floating charge over the Pledged Assets (subject only to the Company Permitted Security Interests), enforceable in accordance with the terms hereof. This Debenture confers the Security Interests it purports to confer over all of the Pledged Assets and those Security Interests:

a)	are not void or liable to avoidance, due to (i) bankruptcy, winding-up, creditors’ arrangement or any other similar insolvency proceedings for the reorganisation of the affairs of the Company, and/or (ii) any other similar act or circumstance of the Company on execution date of this Debenture; and

b)	are not subject to any senior, pari passu, junior or subordinated Security Interests (other than the Company Permitted Security Interests).

5.6	Other than the Company Permitted Security Interests, the Company has good and marketable title to the Pledged Assets, free and clear of any Security Interests. The Pledged Assets are not affected by any restriction or condition relating to the transfer of ownership therein or to the mortgage, pledge or charge thereof, either at law or under any agreement whatsoever, except only for the Company Permitted Security Interests.

5.7	The Pledged Assets that are tangible assets are in all material respects in good and substantial repair, subject to normal wear and tear.

6.	Company’s Undertakings.

The Company hereby undertakes, on behalf of itself and all Group Companies, as follows:

6.1	not to sell, convey, transfer, exclusively license, grant, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) (“Dispose” or “Disposition”) any asset, claim, right, business or activity, present or future, except only for Dispositions (a) of inventory in the ordinary course of business of the Company (or the Group Company) consistent with its past practices; (b) of worn-out or obsolete equipment; (c) of non-exclusive licenses for the use of the property of Company (or the Group Company) in the ordinary course of business (including to distributors and/or resellers and/or OEMs, appointed thereby, whether such appointment was made on an exclusive basis or not); and (d) as set forth in Appendix B attached hereto.

6.2	It shall not create or permit to subsist any Security Interest on (or agree to do any of the foregoing at any future time) any of the Company’s (or any Group Company’s) rights, assets and property (whether ranking in priority or parity to the Security Interests created under this Debenture) except only for the Company Permitted Security Interests and future fixed charges on assets of the Company (or the Group Company) acquired thereby following the Initial Closing, provided that such charges are made in favour of the actual sellers or lessors of such assets, and purchase loans (including bank guarantees and letters of credit) made by the actual seller or lessor of such assets or a financial institution specifically financing such an acquisition or lease of assets.

6.3	It shall defend the Pledged Assets against, and shall take, at its sole expense, any action necessary to remove any Security Interest over any of the Pledged Assets (other than the Company Permitted Security Interests), and shall defend the rights and interests of the Lender(s) in and to any of the Pledged Assets against the claims of any other persons.

6.4	It shall use and deal with the Pledged Assets with the reasonable degree of care, notify the Majority Lender(s) of any case of disrepair, damage, loss, fault or defect materially affecting same (except if caused by normal wear and tear), remedy any disrepair, damage, fault or defect materially affecting the Pledged Assets (except if caused by normal wear and tear), and be liable towards the Lender(s) for any disrepair, damage, fault or defect as aforesaid. Without derogating from its obligations hereunder, the Company shall notify the Majority Lender(s) immediately of any material damage or defect to the Pledged Assets or any part thereof.

6.5	It shall refrain from any action which may prejudice or damage the Pledged Assets or the enforceability of the Security Interests created in favour of the Lender(s).

6.6	It shall deposit with the Lead Lender, at the Lead Lender’s written request, copies of all certificates and other documents of title or evidence of ownership in the Pledged Assets and all ancillary documents relating to or affecting the Pledged Assets as the Lead Lender may from time to time specify.

6.7	It shall allow the Majority Lender(s) or their representatives at all any time during regular business hours, upon the provision of reasonable notice (and subject to confidentiality duty or obligation as set forth under the Loan Agreement), to inspect and examine the condition of the Pledged Assets wherever the Pledged Assets may be situated.

6.8	It shall keep the insurable Pledged Assets insured at all times, for full value and comply with the terms of such insurance policies.

6.9	It shall furnish the Lead Lender, promptly upon the Lead Lender’s first written request, with any license, confirmation, certificate, receipt or other document which, in the opinion of the Lead Lender, is required or necessary for proof of compliance by the Company with its obligations under this Section 6.

6.10	Without derogating from the rights of the Lender(s), the Company shall promptly inform the Lender(s) of any Event of Default and any other default under this Debenture (and the steps or measures, if any, being taken to remedy it at the Company’s sole expense). In particular, the Company shall:

a)	notify the Lender(s) immediately of the occurrence of any seizure, requisition, expropriation or forfeiture of the Pledged Assets or any part thereof;

b)	notify the Lender(s) immediately of the imposition of any attachment or the issue of any execution proceedings or of any application for the appointment of a receiver, liquidator, trustee, administrator, administrative receiver, custodian, conservator, special manager or other similar officer submitted, in regards to the Pledged Assets or any part thereof, or any act, legal proceedings or application similar to those detailed above, and it shall inform without delay the authorities which levied such attachment or issued such execution proceedings or received the application for the appointment of such receiver, liquidator, trustee, administrator, administrative receiver, custodian, conservator, special manager or other similar officer and any third party who initiated or applied for such action, of the existence of this Debenture in favour of the Lender(s), and forthwith take, at the sole expense of the Company, all steps necessary or measures for the discharge or cancellation of such attachment, execution proceedings or appointment, as the case may be; and

c)	notify the Lender(s) of any material reduction in value of any Pledged Assets (including any notice of default received by the Company under any agreement related to a Pledged Asset or due to infringements of any intellectual property being a collateral security granted or which may be granted by the Company).

6.11	To ensure the Lender(s)’s rights in connection with the Pledged Assets, immediately following the execution of this Debenture, the Company shall register the Security Interests created by this Debenture with the Israeli Registrar of Companies, and shall file such registration within 21 days from the execution date of this Debenture and shall deliver to the Lead Lender original certificates issued by the Israeli Registrar of Companies, evidencing the registration of this Debenture promptly following receipt of such certificates.

7.	Rights of the Lender(s).

7.1	Right to Perform. The management, administration and realization of all the charges and pledges granted under this Debenture, shall be made by the Lead Lender on behalf all the Lender(s), and, in case of realization, the proceeds of such realization shall be distributed among all Lender(s) according to their pro-rata share in the Secured Liabilities, and in accordance with the provisions of Section 9 of this Debenture.

Without derogating from the rights of the Lender(s) to realize the Security Interests granted hereunder, if for any reason whatsoever the Company fails to duly and punctually perform or comply with any of its obligations under this Debenture, including under Section 6 above, then, following a ten (10) business days written notice provided by the Lead Lender to the Company, the Lead Lender shall have the power, on behalf of the Company or otherwise, to perform such obligations and to take any steps which the Lead Lender may, in its absolute discretion, consider appropriate with a view to remedying, or mitigating the consequences of such failure. It is being clarified that under no circumstances shall the exercise of this power by the Lead Lender, or the failure to exercise it, prejudice the Lead Lender’s rights hereunder.

7.2	Set-Off. Each Lender may set-off any sum, whether in Israeli currency or in foreign currency, due or owing to or for the credit or the account of the Company, at any time, against the Secured Liabilities, in whole or in part after the Secured Liabilities matured. For the avoidance of doubt, the Company cannot and shall not set-off any sum that may be due or owing to the Company from each Lender in any account, manner or circumstance whatsoever, against the Secured Liabilities, in whole or in part.

8.	Default and Enforcement.

8.1	Events of Default.

The occurrence of any of the following events shall constitute an “Event of Default”:

a)	any event, condition or circumstances that constitutes an Event of Default as defined under the Loan Agreement; and/or

b)	the Company breaches or fails to comply with any provision of this Debenture or any other agreement between the Lender(s) and the Company.

8.2	Lender(s)’ Powers.

a)	Upon the occurrence of an Event of Default, the Majority Lender(s) shall be entitled to declare any or all of the Secured Liabilities immediately due and payable.

b)	Upon and at any time following the occurrence of an Event of Default, the Majority Lender(s) shall also be entitled at their sole discretion, to take all necessary steps to collect the Secured Liabilities from the Company. In addition, without derogating from any other rights of the Lender(s) under this Debenture and any applicable law, the Majority Lender(s) shall be entitled to realise the Pledged Assets, by the application for the appointment of a Receiver or any other method the Majority Lender(s) shall see fit.

c)	The Majority Lender(s) shall be entitled, in any proceedings concerning the bankruptcy, liquidation, winding up or receivership (or similar proceedings) of the Company, to:

(i)	demand, claim, collect and enforce and prove the Secured Liabilities and give acquittance thereunder;

(ii)	file any claims and proofs, give receipts and take all such proceedings and do all such things as the Majority Lender(s) see fit to recover the Secured Liabilities; and

(iii)	receive all distributions on and payments with respect to the Secured Liabilities.

d)	Following the occurrence of an Event of Default, the Lender(s) shall have all powers as it/they may determine to be desirable or necessary, in its/their full discretion, to preserve the Pledged Assets and the Security Interests and to take all steps deemed required for such purpose.

8.3	Powers of Receiver.

a)	Without derogating from the rights of the holders of the Company Permitted Security Interests, each receiver, receiver and manager, manager, administrator or bailee, or any similar officer under any applicable law, appointed by a court of law or any other duly authorised legal or administrative authority, in connection with this Debenture or the Pledged Assets, including where such appointment is made on a temporary basis (“Receiver”) appointed shall have all powers conferred from time to time by applicable law, and in particular without limitation, the power to:

(i)	take possession of any of the Pledged Assets;

(ii)	apply to any court of competent authority for an order to vest in the Lender(s) all of the Company’s rights, title and interest in and to the Pledged Assets or any part thereof;

(iii)	sell, call in, collect and convert into money or otherwise realise all or any part of the Pledged Assets with all such powers in that respect as are conferred by any applicable law;

(iv)	sell or agree to the sale of the Pledged Assets, in whole or in part, to dispose of same or agree to dispose of same in such other manner on such terms as it deems fit and to execute all documents required to effect such sale or disposition;

(v)	make such other arrangement regarding the Pledged Assets or any part thereof as it deems fit;

(vi)	exercise any of the rights conferred by the Pledged Assets in the same manner in which the Company was entitled to exercise such right, in accordance with the terms of Section 20 of the Pledges Law;

(vii)	redeem any prior Security Interest on or relating to the Pledged Assets and settle and pass the accounts of the person entitled to that prior Security Interest, so that any accounts so settled and passed shall (subject to any manifest error) be conclusive and binding on the Company and the money so paid shall be deemed to be an expense properly incurred by the Receiver;

(viii)	settle, arrange, compromise or submit to arbitration any claims, accounts, disputes, questions and demands which may arise in connection with the Pledged Assets or in any way relating to this Debenture and execute releases or other discharges in relation thereto;

(ix)	bring, take, defend, compromise, submit to arbitration or discontinue any actions, suits or proceedings whatsoever, civil or criminal, in relation to the Pledged Assets;

(x)	act on behalf of the Company and in its name to perform all obligations and receive all the benefits in relation to or in connection with the Pledged Assets;

(xi)	manage and employ the Pledged Assets for such terms, and generally in such manner and upon such conditions and stipulations as such Receiver shall think fit;

(xii)	use the Company’s name for registration and to effect any necessary election for tax or other purposes;

(xiii)	employ accountants, lawyers and other advisers;

(xiv)	do all other acts and things (including signing and executing all documents and deeds) as the Receiver considers to be incidental or appropriate to any of the matters or powers in this Section 8.3, or as permitted under applicable law, or otherwise incidental or conducive to the preservation, improvement or realisation of the Pledged Assets, and use the name of the Company for all such purposes, and in each case may use the name of the Company and exercise the relevant power in any manner which it may think fit.

b)	To the extent that, the payment date of the Secured Liabilities or any part thereof has not become due at the time of the sale of the Pledged Asset, or if the Secured Liabilities or any part thereof are due solely on a conditional basis, then, the proceeds of such sale shall (i) be used to settle any amounts on the account of the Secured Liabilities that have become due, and (ii) shall be withheld in sufficient amount to repay any amounts on account of the Company’s Secured Liabilities that have yet to become due, until the full and final settlement of the Secured Liabilities.

c)	The Receiver shall be the agent of the Company and the Company shall be the sole responsible for the acts and omissions of the Receiver and for the Receiver’s remuneration. In no event shall the Lender(s) be responsible for the acts and omissions of the Receiver or for the Receiver’s remuneration. None of the Lender(s) or any other person acting on any of their behalf, shall be liable for, and the Company hereby waives, any claim it may have against each of the Lender(s) or any other person acting on any of their behalf, which arises from any loss or damage which may be caused as a result of the exercise or purported exercise of the powers, authorities, rights or discretions vested, under this Debenture or any applicable law, in the Lender(s) or any other person acting on their behalf.

9.	Distribution of Proceeds. Subject to the provisions of Loan Agreement, all moneys and other assets received or recovered by the Receiver or the Lender(s) pursuant to this Debenture shall be applied in such manner as the Majority Lender(s) shall determine in their sole discretion.

10.	Protection of the Lender(s) and the Receiver.

10.1	Neither the Lender(s) nor the Receiver, nor any of their respective partners, managers, agents, directors, officers, employees, delegates, advisers or representatives of any of them, as the case may be, shall be liable for any loss, damage, claim, demand, liability, cost or expense arising from the exercise or the attempted or purported exercise or the failure to exercise any of their respective rights, powers and discretions under this Debenture, or shall be under any duty to exercise any of their respective rights, powers and discretions under this Debenture.

10.2	No claim shall be made by Company against the Lender(s) or the partners, managers, agents, directors, officers, employees, delegates, advisers or representatives of any of them, for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or under any other theory of liability arising out of or related to the transactions contemplated by this Debenture, or any act, omission or event occurring in connection therewith.

10.3	The Company waives, releases and agrees not to sue upon any claim for such loss, claim, demand, liability, cost, expense or damages, whether or not accrued and whether or not known or suspected to exist in its favour.

10.4	To the extent permitted by applicable law, the Company hereby waives any requirements, except as otherwise required by this Debenture, with respect to notice, form or the terms of the exercise by the Lender(s), the Receiver, or any of their respective partners, managers, agents, directors, officers, employees, delegates, advisers or representatives of any of them, as the case may be, of their respective rights and discretions under this Debenture.

11.	Indemnification, Costs and Expenses.

11.1	The Lender(s) and/or the Receiver and their respective partners, managers, agents, directors, advisors, officers, consultants, service providers and employees (the “Indemnified Persons”) shall be entitled to be indemnified out of the Pledged Assets in respect of any loss, cost or liability incurred by such Indemnified Person as a direct result of: (i) the taking, holding, protection or enforcement of the Security Interest created or purported to be created under this Debenture; (ii) the exercise (or failure to exercise) of any of the rights, powers, discretions and remedies vested in any Indemnified Person under, or in accordance with, this Debenture or by applicable law, (iii) any failure by the Company to comply with its obligations under this Debenture, provided that in all such events the Company shall not be obliged to indemnify an Indemnified Person for any loss, cost or liability of such Indemnified Person as a consequence of the fraud, willful misconduct, or gross negligence thereof.

11.2	Any amount payable under Section 11.1 above, that is not paid by the Company within ten (10) days from its due date, shall bear interest at the annual rate of 1.5% (compounded on a monthly basis) for the period commencing from the date on which the Company should have paid such amount until the date of actual payment of the same; such interest shall form part of the Secured Liabilities.

11.3	All the reasonable fees, costs and expenses incurred by the Lender(s) or any Receiver in connection with the enforcement of this Debenture and realization of the Pledged Assets, and all filing fees payable in respect of this Debenture, shall be paid by the Company to the Lender(s) or any Receiver, as applicable, upon first demand and shall be an integral part of the Secured Liabilities.

12.	Assignment. The Lender(s) may at any time, at their own discretion and without the Company’s consent being required, assign this Debenture and its rights arising thereunder together with the Loan Agreement to any Permitted Transferee. The Company may not assign or transfer any of its rights and obligations under this Debenture. The transfer of rights and obligations by a Lender to a Permitted Transferee shall be contingent upon the Permitted Transferee undertaking in writing to assume all obligations of the Lender (in its capacity as a Lender) under this Debenture. The foregoing provisions shall apply, mutatis mutandis, to the transfer of rights and obligations by a Permitted Transferee.

13.	Power of Attorney.

13.1	For the purposes of securing the due performance of the Company’s obligations under or pursuant to this Debenture, the Company hereby irrevocably appoints the Lead Lender to be its attorney, and on its behalf and in its name or otherwise to execute and do all such acts and things which the Company expressly ought to do under or in connection with this Debenture (including, to execute, deliver and register any pledges, charges, assignments or other security and otherwise to perfect, in any jurisdiction, any security granted hereunder or thereunder) and, generally, in its name and on its behalf to exercise all or any of the powers, authorities and discretions expressly conferred by or pursuant to this Debenture or by law on the Lender(s) or any such person and (without prejudice to the generality of the aforesaid) to perfect any security granted hereunder or pursuant hereto, provided that such power of attorney may only be exercised after (a) the occurrence of an Event of Default which is continuing, or (b) 10 business days after the Lead Lender has provided the Company with notice in writing of a failure by the Company to take any such action it is obliged to take under this Pledge but which it has failed to take.

13.2	The Company hereby ratifies and confirms and agrees to ratify and confirm whatever any such attorney as is mentioned in Section 13.1 above shall do in the exercise, in accordance with the provisions of Section 13.1, of all or any of the powers, authorities and discretions referred to in.

14.	Miscellaneous.

14.1	At any time and from time to time, each of the parties agrees, without further consideration, to take such actions and to execute and deliver such documents as, in the other party’s opinion, may be reasonably necessary to carry out and give full effect to the provisions of this Debenture and the intentions of the parties as reflected hereby and thereby.

14.2	This Debenture may not be amended, supplemented, discharged, terminated, or altered, except in writing signed by the Company and the Majority Lender(s).

14.3	This Debenture together with the Loan Agreement, all as may be amended and/or supplemented from time to time, constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior agreements between the parties hereof with regard to such subject matter.

14.4	Any notice required or permitted thereunder shall be in writing and shall be sent by courier, registered mail, electronic email or confirmed facsimile to the parties hereto at the respective addresses set forth in this Debenture, as may be changed by each of the parties in a written notice from time to time.

14.5	Each provision of this Debenture shall be severable from every other provision of this Debenture for the purpose of determining the legal enforceability of any specific provision. If any term or provision of this Debenture shall be found by applicable law or a court of competent jurisdiction to be illegal or otherwise unenforceable, the same shall not invalidate the whole of this Debenture, but such term or provision shall be deemed modified to the extent necessary in the court’s opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties herein set forth.

14.6	This Debenture shall be governed in all respects by the laws of State of Israel, without regard to the principles of conflict of law, and the courts of Tel Aviv-Jaffa shall have exclusive jurisdiction over all matters arising from this Agreement.

14.7	To the extent required, the parties acknowledge that a Hebrew convenience translation of this Debenture shall be prepared for the purpose of registration with the Israeli Registrar of Companies. Notwithstanding the aforesaid, the parties agree that in the event of any inconsistency between the English version and the Hebrew convenience translation, the executed English version of the document shall prevail.

IN WITNESS WHEREOF the parties have signed this Debenture as of the date first hereinabove set forth.

On Tack Innovations Ltd.		Jerry l. Ivy, Jr., Descendants’ Trust

By:	/S/ Yehuda Holtzman	By:	/S/ Jerry L. Ivy, Jr.
Name:	Yehuda Holtzman	Name:	Jerry L. Ivy, Jr.
Title:	Chief Executive Officer	Title:	Trustee

By:	/S/ Assaf Cohen
Name:	Assaf Cohen
Title:	Chief Financial Officer

APPENDIX A

Pledged Assets

1. All goods and equipment now owned or hereafter acquired, including, without limitation, all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located, and any documents of title representing any of the above and any uncalled share capital;

2. All intellectual property rights of the Company now owned or hereafter acquired (“Intellectual Property”), including, without limitation, intangible legal rights, title and interest related to (i) copyrights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; (ii) patents and all applications, registrations, and renewals in connection therewith; (iii) trademarks, service marks, trade names, trade styles, goodwill, mask works, Internet domain names and all applications, registrations, and renewals in connection therewith; (iv) all trade secrets, rights to unpatented inventions, know-how and confidential information; (v) all computer software programs (including data, computer discs, computer tapes and related documentation); (vi) all intellectual property embodied in or pursuant to contract rights and general intangibles now owned or hereafter acquired, including such intellectual property rights as may be embodied in or pursuant to research agreements, consulting agreements, license agreements and license rights, franchise agreements, blueprints, drawings, reports, catalogues, operating manuals and design rights, and; (vii) all claims for damages by way of any past, present and future infringement of any of the foregoing and rights to payment thereof of any kind;

3. All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packaging and shipping materials, work in process and finished products including such inventory as is temporarily out of the Company’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and the Company’s books relating to any of the foregoing;

4. All contract rights and general intangibles of the Company now owned or hereafter acquired, including, without limitation, leases, license agreements, distribution agreements, supply agreements, franchise agreements, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance; all existing and future claims, rights, causes of actions, judgments, remedies and security interests, whether voluntary, involuntary, absolute, contingent or by operation of law;

5. All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to the Company arising out of the sale or lease of goods, the licensing of technology or the rendering of services by the Company, whether or not earned by performance, and any and all credit insurance, guaranties, and other security of the Company, as well as all merchandise returned to or reclaimed by the Company, and the Company’s books relating to any of the foregoing;

6. All documents, cash, deposit, savings or other accounts, shares, stocks, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit (whether or not the letter of credit is evidenced by a writing) and other supporting obligations, certificates of deposit, instruments promissory notes, chattel paper (whether tangible or electronic) and investment property, including all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and the Company’s books relating to the foregoing;

7. All the Company’s books and records, including records relating to the Company’s assets or liabilities, the Pledged Assets, business operations or financial condition and all computer programs or discs or any equipment containing such information;

8. All claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof;

9. All insurance policies or the proceeds thereof in respect of the above described assets; and

10. All accounts receivables.